EXHIBIT INDEX


Exhibit No.                                                 Page No.


 (11)      Statement re:  Computation of Per Share Earnings    19

 (12)      Statement re:  Computation of Ratios                20

 (27)      Financial Data Schedule                             21


                                   -18-